Exhibit 99.1

News Release	One Amgen Center Drive Thousand Oaks, CA 91320-1799 Telephone (805) 447-4587 Fax (805) 499-3507 www.Amgen.com

Amgen Prices $5.0 Billion Convertible Senior Notes; Company to Purchase Approximately $3.0 Billion in Common Stock

THOUSAND OAKS, Calif. — (Feb. 14, 2006) — Amgen (NASDAQ:AMGN), the world’s largest biotechnology company, today announced the pricing of $2.5 billion principal amount of Convertible Senior Notes due 2011 and $2.5 billion principal amount of Convertible Senior Notes due 2013, for an aggregate transaction size of $5 billion. This represents an increase of $1.0 billion from the aggregate transaction size announced Feb. 13, 2006. The notes are being sold in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The 2011 Notes will pay interest semiannually at a rate of 0.125 percent per annum, and the 2013 Notes will pay interest semiannually at a rate of 0.375 percent per annum. The 2011 Notes will be convertible, at the holder’s option, at an initial conversion rate of 12.52 shares per $1,000 principal amount of notes, which represents an 11 percent conversion premium based on the last reported bid price of $71.93 per share on Feb. 14, 2006. The 2013 Notes will be convertible, at the holder’s option, at an initial conversion rate of 12.58 shares per $1,000 principal amount of notes, which represents a 10.5 percent conversion premium based on the last reported bid price of $71.93 per share on Feb. 14, 2006. In certain circumstances, the notes may be convertible into cash up to the principal amount. With respect to any excess conversion value, the notes may be convertible into cash, shares of Amgen common stock or a combination of cash and common stock, at Amgen’s option.

Amgen estimates that the net proceeds from this offering will be approximately $4.9 billion after deducting estimated discounts, commissions and expenses.

Amgen expects to use the net proceeds from the offering and the proceeds of the warrant transactions referred to below to purchase approximately $3.0 billion worth of shares of its common stock, some of which may be purchased contemporaneously with the closing of the sale of the notes, including through private block trades with one or more of the initial purchasers and/or their affiliates. A majority of the remaining proceeds will be used to fund convertible note hedge transactions that Amgen expects to enter into with one or more of the initial purchasers of the notes and/or their affiliates. These convertible note hedge transactions are intended to offset the dilution to Amgen’s common stock upon potential future conversion of the notes. In addition, Amgen is entering into separate warrant transactions with one or more of the initial purchasers and/or their affiliates. These transactions will generally have the effect of increasing the conversion price of the notes to $107.90 per share, representing a 50 percent premium based on the last reported bid price of $71.93 per share on Feb. 14, 2006. Any remaining proceeds will be added to Amgen’s working capital and will be used for general corporate purposes.

This notice does not constitute an offer to sell or the solicitation of an offer to buy securities. Any offers of the securities will be made only by means of a private offering memorandum. The notes and the shares of Amgen common stock issuable upon conversion have not been, and will not be, registered under the Securities Act or the securities laws of any other jurisdiction and may not be offered or sold in the United States absent registration or an applicable exemption from registration requirements.

About Amgen

Amgen discovers, develops and delivers innovative human therapeutics. A biotechnology pioneer since 1980, Amgen was one of the first companies to realize the new science’s promise by bringing safe and effective medicines from lab, to manufacturing plant, to patient. Amgen therapeutics have changed the practice of medicine, helping millions of people around the world in the fight against cancer, kidney disease, rheumatoid arthritis, and other serious illnesses. With a broad and deep pipeline of potential new medicines, Amgen remains committed to advancing science to dramatically improve people’s lives. To learn more about our pioneering science and our vital medicines, visit www.amgen.com.

Forward-Looking Statement

This news release contains forward-looking statements that involve significant risks and uncertainties, including those discussed below and others that can be found in our Form 10-K for the year ended December 31, 2004, and in our periodic reports on Form 10-Q and Form 8-K. Amgen is providing this information as of the date of this news release and does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise.

No forward-looking statement can be guaranteed and actual results may differ materially from those we project. Amgen’s results may be affected by our ability to successfully market both new and existing products domestically and internationally, sales growth of recently launched products, difficulties or delays in manufacturing our products, and regulatory developments (domestic or foreign) involving current and future products and manufacturing facilities. In addition, sales of our products are affected by reimbursement policies imposed by first party payors, including governments, private insurance plans and managed care providers, and may be affected by domestic and international trends toward managed care and healthcare cost containment as well as possible U.S. legislation affecting pharmaceutical pricing and reimbursement. Government regulations and reimbursement policies may affect the development, usage and pricing of our products. Furthermore, our research, testing, pricing, marketing and other operations are subject to extensive regulation by domestic and foreign government regulatory authorities. We, or others could identify side effects or manufacturing problems with our products after they are on the market. In addition, we compete with other companies with respect to some of our marketed products as well as for the discovery and development of new products. Discovery or identification of new product candidates cannot be guaranteed and movement from concept to product is uncertain; consequently, there can be no guarantee that any particular product candidate will be successful and become a commercial product. In addition, while we routinely obtain patents for our products and technology, the protection offered by our patents and patent applications may be challenged, invalidated or circumvented by our competitors. Further, some raw materials, medical devices, and component parts for our products are supplied by sole third party suppliers.

CONTACT

Amgen, Thousand Oaks

Dan Whelan, 805-447-4587 (media)

Arvind Sood, 805-447-1060 (investors)

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